Artisan Partners Asset Management Inc. Reports November 2017 Assets Under Management
Milwaukee, WI - December 11, 2017 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of November 30, 2017 totaled $115.6 billion. Separate accounts(1) accounted for $58.4 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $57.2 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of November 30, 2017 - ($ Millions)
Growth Team
Global Opportunities	15,312
Global Discovery	16
U.S. Mid-Cap Growth	13,512
U.S. Small-Cap Growth	2,327

Global Equity Team
Global Equity	1,433
Non-U.S. Growth	27,227
Non-U.S. Small-Cap Growth	681

U.S. Value Team
Value Equity	2,197
U.S. Mid-Cap Value	6,534

Global Value Team
Global Value	19,846
Non-U.S. Value	21,453

Emerging Markets Team
Emerging Markets	313

Credit Team
High Income	2,482
Privately offered strategy	36

Developing World Team
Developing World	2,141

Thematic Team
Thematic	25
Thematic Long/Short	44

Total Firm Assets Under Management (or AUM)(2)	$115,579
(1) Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.
(2) In November, Artisan Funds made their annual income and capital gains distributions. As a result, November month-end AUM includes the impact of approximately $510 million of cash outflows related to distributions not re-invested in the funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com